Exhibit 21

LIST OF SUBSIDIARIES

Capital Growth Systems, Inc., a Florida corporation (operating)

20/20 Technologies, Inc, a Delaware corporation (operating)

20/20 Technologies I, LLC, a Delaware limited liability company

Magenta netLogic Limited UK, a United Kingdom corporation (operating)

CentrePath, Inc., a Delaware corporation (operating)

Global Capacity Group, Inc., a Texas corporation (operating)

Capital Growth Acquisition, Inc., a Delaware corporation

Global Capacity Direct, LLC, (GCD), a Delaware limited liability company, formerly known as Vanco Direct USA, LLC (operating)

Nexvu Technologies, LLC, a Delaware limited liability company (discontinued)

FNS 2007, Inc., a Delaware corporation (discontinued)